Exhibit 10-AAdd

FIRST AMENDMENT TO THE

TECH DATA CORPORATION

2005 DEFERRED COMPENSATION PLAN

This First Amendment to the Tech Data Corporation 2005 Deferred Compensation Plan is made and entered into by Tech Data Corporation (the “Company”) this 26th day of May, 2005.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Tech Data Corporation 2005 Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Company is authorized and empowered to amend the Plan; and

WHEREAS, the Company desires to amend the Plan in order to provide new rules regarding the timing and form of payment of benefits under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2005, in the following respects:

1.	Section VI(a) of the Plan is hereby amended to read as follows:

“(a) Election of Time and Form of Payment of Vested Interest. Subject to the provisions of this Article VI, a Participant may elect, at the time he files a deferral election form with the Plan Administrator, the time and manner in which his vested interest in any amounts credited to his Deferred Compensation Account or Employer Contribution Account for a Plan Year, and any earnings on such amounts, shall be paid to him, from among the following options:

(1) Options as to Time of Payment. The options available to a Participant as to time of payment shall be as follows:

(A) In the case of a Participant who is an employee:

(i) upon his separation from service, or

(ii) upon the later of his separation from service or his attainment of age fifty-five (55).

Any distribution under subparagraph (A)(i) shall be made as soon as administratively practicable following the date which is thirteen months from the date it becomes distributable, unless the Participant elects in accordance with subparagraph (D) below to defer the distribution date. Any distribution under subparagraph (A)(ii) shall be made as soon as administratively practicable following the date it becomes distributable, provided, however, that no distribution shall be made to a Participant who is a Specified Employee before the date that is six (6) months after the date of separation from service (or, if earlier, the date of death of the Specified Employee).

(B) In the case of a Participant who is a non-employee member of the Board of Directors:

(i) upon the termination of his service as a Board member, or

(ii) upon the later of the termination of his service as a Board member or his attainment of age sixty-five (65).

Any distribution under subparagraph (B)(i) shall be made as soon as administratively practicable following the date which is thirteen months from the date it becomes distributable in accordance with this subparagraph (B), unless the Participant elects in accordance with subparagraph (D) below to defer the distribution date. Any distribution under subparagraph (B)(ii) shall be made as soon as administratively practicable following the date it becomes distributable.

(C) Upon the occurrence of a specified date identified by the Participant on his or her deferral election form, which date shall not be earlier than twenty-four (24) months following the end of the deferral election period, in a single lump sum.

(D) Not less than twelve (12) months prior to (i) the specified date of distribution elected by a Participant in accordance with subparagraph (C), or (ii) the date as of which payments are otherwise scheduled to begin under subparagraphs (A)(i) and (B)(i), the Participant shall be allowed to defer or redefer the commencement of the distribution to a later date; provided, however, the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

(2) Failure to Elect Time of Payment; Events Overriding Elections. In the event a Participant fails to properly elect a time for payment of his vested interest, or in the event a Participant separates from service prior to the specified date elected by him in accordance with section VI(a)(1)(C) above or as the result of a Disability, his vested interest shall be paid to him in a single lump sum as soon as administratively practicable following the date which is thirteen (13) months following the date he separated from service. Within thirty (30) days of his separation from service, a Participant who would otherwise receive a lump sum payment in accordance with the prior sentence may elect to instead receive payment in a different form, as provided in Section VI(a)(3)(B) below. Notwithstanding any election made by a Participant as to the time or form of payment of his vested interest, the vested interest shall be paid in a single lump sum as soon as practicable following the earliest to occur of the following events:

(A) Upon his death; or

(B) Upon a Change in Control.

(3) Options as to Form of Payment.

(A) A Participant shall elect one of the following forms of payment for any benefit that becomes payable under paragraph (a)(1) (other than payment at a specified date under (a)(1)(C)):

(i) a lump sum,

(ii) 5 annual installments,

(iii) 10 annual installments, or

(iv) 15 annual installments.

(B) (i) A Participant may, subject to (ii) and (iii) below, (and subject to the approval of the Plan Administrator) elect a different form of benefit payment from among the options described above; provided, however, an individual who is a member of the Board of Directors shall not exercise any discretionary authority regarding the approval of any form of benefit he elects pursuant to this subparagraph (3)(B)(i).

(ii) Any election under (i) above to change the form of benefit payment shall not take effect until at least twelve (12) months after the date on which the election is made and (to the extent required by law) the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

(iii) Notwithstanding anything to the contrary in this subparagraph (C), no elections that have the effect of accelerating the time or schedule of any payment under the Plan shall be permitted, except as provided in regulations issued by the Secretary of the Treasury.

(C) In the event a Participant elects installment payments, each such payment shall be equal to the balance in the Participant’s Accounts as of the end of the month immediately preceding the date of payment, divided by the factors set forth in the following tables, whichever is applicable:

5 Year Installment		10 Year Installment		15 Year Installment
Payment	Factor	Payment	Factor	Payment	Factor
1	5	1	10	1	15
2	4	2	9	2	14
3	3	3	8	3	13
4	2	4	7	4	12
5	1	5	6	5	11
		6	5	6	10
		7	4	7	9
		8	3	8	8
		9	2	9	7
		10	1	10	6
				11	5
				12	4
				13	3
				14	2
				15	1

(D) The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this paragraph.”

2.	Paragraph (1) of Section VII(b) of the Plan is hereby amended to read as follows:

“(1) No such amendment or termination shall have the effect of reducing the amounts to which any Participant is entitled with respect to any deferral or Company or Adopting Employer contribution credited to the Accounts of a Participant prior to such amendment or termination, except to the extent the Committee may deem necessary in order to respond to changes in the law affecting nonqualified plans. The Company shall notify Participants of any changes made to the Plan as soon as administratively possible following any such change.”

IN WITNESS WHEREOF, this First Amendment has been executed by its duly authorized officer as of the date set forth above.

TECH DATA CORPORATION

By:	/s/ Lawrence W. Hamilton
Its:	SVP, HR